Exhibit 99.7

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

We summarize below the principal terms of the agreements that govern our existing senior secured revolving credit facility, and that govern our existing 9% senior notes due 2012, our existing 10.75% senior subordinated notes due 2014, our existing 9.625% senior subordinated notes due 2012 and our other existing subordinated notes, mortgage and capital lease obligations. This summary is not a complete description of all the terms of such agreements.

Our existing senior secured revolving credit facility will be amended to permit the issuance of the notes and the security interests in the notes and our existing senior notes. In connection with the issuance of the notes offered hereby, our existing senior notes will be amended to add the same security that will secure our obligations under the notes offered hereby. Our existing senior notes will share ratably in all collateral that secures the notes offered hereby.

In addition, in connection with the issuance of the notes offered hereby, we have received commitments from affiliates of the initial purchasers for a new senior secured revolving credit facility. The new senior secured revolving credit facility will replace our existing senior secured revolving credit facility, provide for aggregate borrowings of up to $100.0 million (which could increase if additional commitments are obtained) and is proposed to have a maturity date of August 2012 (or, if our existing senior notes are not repaid, July 2012).

Our Existing Senior Secured Revolving Credit Facility

In connection with and after giving effect to this offering, the repayment in full of the term loan facility under our existing senior secured credit agreement and the amendment to our existing senior secured revolving credit facility, our existing senior secured revolving credit facility will provide a $160.0 million revolving credit facility with a termination date of August 20, 2010, and include a letter of credit sub-facility and a swingline loan sub-facility. Borrowings under our existing senior secured revolving credit facility are expected to bear interest at a rate per annum equal to, at our option, either (a) the alternate base rate determined by reference to the higher of (i) the prime rate of JPMorgan Chase Bank or (ii) one-half of 1% over the weighted average of the rates on overnight Federal funds transactions as published by the Federal Reserve Bank of New York or (b) a LIBOR rate determined by reference to offered rates in the London interbank market. The applicable margin percentage will be a percentage per annum equal to (i) 3.50% for alternate base rate revolving loans and (ii) 4.50% for adjusted LIBOR revolving loans. The interest rates applicable to loans, other than swingline loans, under our existing senior secured revolving credit facility will be, at our option, equal to either an alternate base rate or an adjusted LIBOR for a one, two, three or six month interest period chosen by us (or a nine or 12 month period if all lenders agree to make an interest period of such duration available) in each case, plus an applicable margin percentage. Swingline loans bear interest at the interest rate applicable to alternate base rate revolving loans.

On the last business day of each calendar quarter, we will be required to pay each lender a commitment fee in respect of any unused commitment under our existing senior secured revolving credit facility. The commitment fee will be 0.75% annually.

Voluntary reductions of revolving credit commitments are permitted, in whole or in part, in minimum amounts without premium or penalty, other than customary breakage costs with respect to adjusted LIBOR loans.

Our senior secured revolving credit facility will require us to comply, on a quarterly basis, with certain financial covenants, including a minimum interest coverage ratio test and a maximum leverage ratio test, which become more restrictive over time. In addition, our senior secured revolving credit facility will include various negative covenants, including with respect to indebtedness, liens, investments, permitted businesses and transactions and other matters, as well as certain customary representations and warranties, affirmative covenants and events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting our senior secured credit facility to be in full force and effect and change of control. If such an event of default occurs, the lenders under our existing senior secured revolving credit facility will be entitled to take various actions, including the acceleration of amounts due under our existing senior secured revolving credit facility and all actions permitted to be taken by a secured creditor.

Indebtedness under our existing senior secured revolving credit facility will be guaranteed by all of our current subsidiaries (other than certain joint ventures), all of our future restricted subsidiaries (other than certain joint ventures), and by Holdings and will be secured by a first priority security interest in substantially all of our existing and future real and personal property, including accounts receivable, inventory, equipment, general intangibles, intellectual property, investment property, cash and a first priority pledge of US Oncology’s capital stock and the capital stock of the guarantor subsidiaries.

Commitment for New Senior Secured Revolving Credit Facility

We have also received a commitment letter pursuant to which Deutsche Bank Trust Company Americas, JPMorgan Chase Bank N.A., Morgan Stanley Senior Funding and Wells Fargo Bank, N.A. are to provide U.S. Oncology with a $100.0 million revolving credit facility which will replace our existing senior secured revolving credit facility and provide us with funds for working capital and general corporate purposes.

The new senior secured revolving credit facility as proposed will (1) mature in August 2012 (or, if our existing senior notes are not repaid, July 2012), (2) provide for financial covenants to be determined by mutual agreement (which covenants may restrict our ability to access the full covenant available under the facility), and (3) be guaranteed by all existing and future wholly-owned domestic subsidiaries.

9.0% Senior Notes and 10.75% Senior Subordinated Notes

On August 20, 2004, we sold $300.0 million in aggregate principal amount of our existing 9% senior notes due 2012 and $275.0 million in aggregate principal amount of our existing 10.75% senior subordinated notes due 2014.

Our existing senior notes mature on August 15, 2012 and bear fixed interest at a rate of 9% per annum, payable semi-annually in arrears on February 15 and August 15. Our existing senior notes are unconditionally guaranteed, jointly and severally, by most of our subsidiaries. In connection with the issuance of the notes offered hereby, our existing senior notes will be amended to add the same security that will secure our obligations under the notes offered hereby. Our existing senior notes will share ratably in all collateral that secures the notes offered hereby. Our existing 10.75% senior subordinated notes mature on August 15, 2014 and bear interest at a fixed rate of 10.75% per annum, payable semiannually in arrears on February 15 and August 15. Our existing 10.75% senior subordinated notes are unconditionally guaranteed, jointly and severally and on an unsecured senior subordinated basis, by most of our subsidiaries.

On and after August 15, 2008 and 2009, we are entitled at our option to redeem all or a portion of our existing senior notes and our existing 10.75% senior subordinated notes, respectively, at the following redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date, if redeemed during the 12-month period ending on August 15 of the years set forth below:

	Redemption Price
Period	Senior Notes	Senior Subordinated Notes
2009	104.500%	—
2010	102.500%	105.375%
2011	100.000%	103.583%
2012	100.000%	101.792%
2013 & thereafter	100.000%	100.000%

We are not required to make any mandatory redemption or sinking fund payments with respect to the senior notes or the senior subordinated notes. However, upon the occurrence of any change of control of us, each holder of our existing senior notes or 10.75% senior subordinated notes shall have the right to require us to repurchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase.

The indentures governing our existing senior notes and our existing 10.75% senior subordinated notes contain customary events of default and affirmative and negative covenants that, among other things, limit our ability and the ability of its restricted subsidiaries to incur or guarantee additional indebtedness, pay dividends or make other equity distributions, purchase or redeem capital stock, make certain investments, enter into arrangements that restrict dividends from subsidiaries, transfer and sell assets, engage in certain transactions with affiliates and effect a consolidation or merger.

9.625% Senior Subordinated Notes

We have senior subordinated notes with an original aggregate principal amount of $175.0 million maturing February 1, 2012. Interest on these notes accrues at a fixed rate of 9.625% per annum payable semi-annually in arrears on each February 1 and August 1 to the holders of record of such notes as of each January 15 and July 15 prior to each such respective payment date.

In August 2004, we commenced a tender offer to acquire the outstanding 9.625% senior subordinated notes due 2012, obtain holder consents to eliminate substantially all of the restrictive covenants and make other amendments to the indenture governing such notes. As a result, we acquired $172.0 million in aggregate principal amount of such 9.625% senior subordinated notes and, as of March 31, 2009, $3.0 million remain outstanding.

Subordinated Notes

Subordinated notes were issued to certain physicians with whom we entered into service agreements. Substantially all of the subordinated notes outstanding at December 31, 2008 bear interest from 6% to 7%, are due in installments through 2014 and are subordinated to senior bank and certain other debt. During the year ended December 31, 2008, $34.3 million in subordinated notes were issued in affiliation transactions. If we fail to make payments under any of the notes, the respective practice can terminate its service agreement with us.

Mortgages and Capital Lease Obligations

In January, 2005, we incurred mortgage indebtedness of $13.1 million to finance the acquisition of real estate and construction of a cancer center. The mortgage debt bears interest at a fixed annual rate of 6.2% on $8.5 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. We pay monthly installments of principal and interest and the mortgage matures in January, 2015. In December 2006, we incurred an additional $4.5 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 7.25% on $2.9 million of the initial balance and the remaining balance bears interest at variable rate equal to 30-day LIBOR plus 2.15%. We pay monthly installments of principal and interest and the mortgage matures in December 2016. In April 2008, we incurred an additional $4.0 million to finance the acquisition of real estate and construction of a cancer center. This mortgage debt bears interest at a fixed annual rate of 6.25%. We pay monthly installments of principal and interest and the mortgage matures in May 2018. As of December 31, 2008, the outstanding indebtedness on total mortgages was $19.6 million.

Leases for medical and office space, which meet the criteria for capitalization, are capitalized using effective interest rates between 8.0% and 12.0% with original lease terms up to 20 years. In March, 2006, we amended the lease agreements for two cancer centers operated through capital leases in a manner that resulted in the modified leases being classified as operating leases. Consequently, the remaining capital lease obligation of $11.0 million and the carrying value of the related capital assets of $10.7 million were retired, resulting in a $0.3 million gain that has been deferred and recognized as a reduction to rent expense over the remaining term of the leases. As of December 31, 2008 and 2007, capitalized lease obligations were approximately $2.6 million and $2.3 million and relate to cancer centers in which we are the sole tenant.

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